UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Act of 1934

Date of Report (Date of earliest event reported): November 19, 2018

MAGENTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38541	81-0724163
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Technology Square

Cambridge, Massachusetts 02139

(857) 242-0170

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2018, Magenta Therapeutics, Inc. (the “Company”) announced the appointment of Jason Ryan, age 44, as Chief Operating and Financial Officer of the Company, effective January 1, 2019 (the “Effective Date”).

Mr. Ryan previously served as Chief Financial Officer of Foundation Medicine, Inc. (“Foundation”), which became a wholly-owned subsidiary of Roche Holdings, Inc., from March 2015. Prior to his position as Chief Financial Officer of Foundation, Mr. Ryan served as the Senior Vice President, Finance from January 2014 to March 2015, as the Vice President of Finance from March 2012 to January 2014, and as the Senior Director, Finance from May 2011 to March 2012. Prior to joining Foundation, Mr. Ryan led the finance and strategic planning functions of Taligen Therapeutics, Inc., which was acquired by Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN), from May 2009 to April 2011, Codon Devices Inc. from May 2007 to May 2009 and Genomics Collaborative, Inc., which was acquired by SeraCare Life Sciences, Inc. (NASDAQ: SRLS), from September 1998 to September 2004. He began his career at Deloitte & Touche. Mr. Ryan holds a B.S. in economics from Bates College and an M.B.A. from Babson College, and earned a C.P.A. in Massachusetts.

In connection with his employment, the Company and Mr. Ryan entered into an Employment Agreement, effective as of the Effective Date (the “Employment Agreement”), which sets forth certain terms of Mr. Ryan’s employment. There are no other arrangements or understandings between Mr. Ryan and any other persons pursuant to which he was selected as the Company’s Chief Operating and Financial Officer. Additionally, there are no transactions involving the Company and Mr. Ryan that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Employment Agreement, Mr. Ryan will receive a one-time sign-on bonus of $25,000 and an initial annual base salary of $400,000. In addition, he will be eligible to receive an annual performance bonus targeted at up to 40% of his annual base salary, pro-rated to his start date.

The Employment Agreement further provides that, subject to the approval of the Compensation Committee of the Board of Directors, Mr. Ryan is entitled to an option to purchase 329,379 shares of the Company’s common stock under the Company’s 2018 Stock Option and Incentive Plan. Mr. Ryan will also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

In the event Mr. Ryan’s employment is terminated without cause or Mr. Ryan terminates his employment for good reason, then, subject to Mr. Ryan entering into a separation agreement with the Company, he will be eligible to receive: (i) compensation in an amount equal to 0.75 times of his then current base salary and (ii) subject to his election of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health continuation coverage, monthly contributions for up to nine months, monthly contributions until he becomes eligible for group health coverage through other employment, or his COBRA health continuation period, whichever ends earlier.

In the event that such termination without cause or resignation for good reason occurs within a twelve-month period following a change of control transaction, then Mr. Ryan shall be entitled to receive: (i) a cash amount equal to 1.0 times the sum of his then current base salary plus his target annual incentive compensation, (ii) 100% acceleration of all equity awards held as of the date of termination, (iii) subject to his election of COBRA health continuation coverage, monthly contributions for up to 12 months, monthly contributions until he becomes eligible for group health coverage through other employment, or his COBRA health continuation period, whichever ends earlier. All references to “cause,” “good reason” and “change in control” are as defined in the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

In connection with Mr. Ryan’s appointment as Chief Operating and Financial Officer, the Company issued a press release on November 19, 2018 titled “Magenta Therapeutics Appoints Jason Ryan as Chief Operating and Financial Officer”, a copy of which is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Employment Agreement, effective January 1, 2019, by and between the Company and Jason Ryan.

99.2	Press release, dated November 19, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGENTA THERAPEUTICS, INC.

Date:	November 19, 2018

By:	/s/ Jason Gardner
Title:	President and Chief Executive Officer

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